Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
MARCH 24 , 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ANNOUNCES HAYNESVILLE SHALE DISCOVERY AND SEVEN OTHER NEW UNCONVENTIONAL DISCOVERIES AND PROJECTS; INCREASES CAPITAL EXPENDITURES TO ACCELERATE DEVELOPMENT

OKLAHOMA CITY, OKLAHOMA, MARCH 24, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced a new natural gas discovery in the Haynesville Shale in Louisiana.  In addition, the company announced two other new unconventional natural gas discoveries and five new unconventional oil projects.  The company believes these discoveries and projects are significant and has decided to increase its capital expenditure budget for 2008 and 2009 in order to increase drilling and leasing activity on these new plays as well as its three most important existing unconventional shale plays: the Barnett Shale, the Fayetteville Shale and the Marcellus and Lower Huron Shales in Appalachia.

Chesapeake Provides Information on the Haynesville Shale Discovery
and Seven Other New Discoveries and Projects

As a result of recent drilling results, Chesapeake is announcing eight new unconventional natural gas discoveries and unconventional oil projects described below.

·
Haynesville Shale: Based on its geoscientific, petrophysical and engineering research during the past two years and the results of three horizontal and four vertical wells it has drilled, Chesapeake believes the Haynesville Shale play could potentially have a larger impact on the company than any other play in which it has participated to date.  Chesapeake is currently utilizing four rigs to drill Haynesville Shale wells and plans to increase its drilling activity level to approximately 10 rigs by year-end 2008 and potentially more in 2009.  The company currently owns or has commitments for more than 200,000 net acres of leasehold in the Haynesville Shale and has a leasehold acquisition effort underway with the goal of owning up to 500,000 net acres in the play.

·
Colony Granite Wash (Anadarko Basin of western Oklahoma):  Chesapeake is also announcing the discovery of the Colony Granite Wash play in Washita and Custer Counties, Oklahoma.  Developed internally two years ago, the Colony Granite Wash play is now producing 40 million cubic feet of natural gas equivalent (mmcfe) per day net to the company from 12 net horizontal wells.  Chesapeake is currently utilizing four rigs to further develop its leasehold of approximately 60,000 net acres in the Colony Granite Wash play that the company believes will accommodate the drilling of approximately 250 additional net horizontal wells over time.

·
Mountain Front Granite Wash (Anadarko Basin of southwestern Oklahoma and Texas Panhandle):  During the past few months, Chesapeake has drilled three horizontal Granite Wash wells along the 150 mile Mountain Front area of the Anadarko Basin.  The company believes its current leasehold of approximately 75,000 net acres will accommodate the drilling of approximately 400 additional net horizontal wells over time.

·
Five New Unconventional Oil Projects:  Chesapeake is also announcing today that it has identified five new unconventional oil projects, four of which have been developed on a proprietary basis.  The projects range in size from approximately 100,000 to 1,000,000 acres and are located in four different states in the U.S.  Chesapeake has commenced oil production in two of the projects and initial drilling in the other projects is scheduled during the next 12 months.

Chesapeake Increases Drilling and Leasehold Acquisition Activities
in the Fort Worth Barnett Shale, Fayetteville Shale,
Marcellus Shale and Lower Huron Shale Plays

In addition to the increased drilling and leasing activity on the new discoveries and projects described above, Chesapeake plans to increase drilling and leasing activities in several of its existing shale plays discussed below.

·
Fort Worth Barnett Shale (Greater Fort Worth Area):  Chesapeake is continuing its drilling and leasing program in the Barnett Shale, particularly in the Core and Tier 1 sweet spot of Tarrant, Johnson and western Dallas counties.  The company’s net natural gas production in the Barnett Shale is now approximately 450 mmcfe per day.  Chesapeake plans to increase its Barnett Shale drilling activity by five rigs, from 40 to 45 rigs by year-end 2008.

·
Fayetteville Shale (Arkansas):  In the Fayetteville Shale, Chesapeake’s net natural gas production is now approximately 130 mmcfe per day.  The company plans to increase its Fayetteville Shale drilling activity from 12 rigs currently to approximately 25 rigs by early 2009 in response to the company’s recent 10% increase in expected estimated ultimate per well recoveries for horizontal Fayetteville Shale wells.

·
Marcellus and Lower Huron Shales (Kentucky, West Virginia, Pennsylvania and New York):  Chesapeake owns a leasehold position of 1.6 million net acres in the Marcellus and Lower Huron Shale plays.  The company has drilled 26 vertical and horizontal Marcellus and Lower Huron Shale wells to date and plans to drill approximately 165 vertical and horizontal Marcellus and Lower Huron Shale wells in 2008 and 2009.

Company Raises Capital Spending Plans for Increased Drilling
Activity and Leasehold Expenditures

To capitalize on the new discoveries, projects and existing plays described above, Chesapeake is increasing its capital expenditure plans for 2008 and 2009.  In light of higher per well reserve recovery expectations and decreasing per well costs in key shale plays, the company plans to increase its drilling activity levels in each of 2008 and 2009.  Specifically, Chesapeake plans to increase its current drilling activity levels in the Fort Worth Barnett Shale, Fayetteville Shale and Haynesville Shale plays by 24 operated rigs by year-end 2008.

As a result of the Haynesville Shale discovery and other new discoveries and projects, the company also plans to increase its leasehold expenditures to more fully capture the value of the plays and projects recently identified by Chesapeake.  Chesapeake currently plans to spend an additional $275 million and $675 million for drilling and leasehold in 2008 and 2009, respectively, as compared to its previously announced spending plans.

Chesapeake Raises 2008 and 2009 Production Forecasts and
Increases Natural Gas Hedging Positions

Due to higher recovery expectations in various plays and increased drilling activity levels, the company has raised its 2008 and 2009 production forecasts by 30 and 100 mmcfe per day, respectively.  Accordingly, Chesapeake now expects its average daily production rate to increase in 2008 by approximately 21% over its 2007 average rate to 2,370 mmcfe per day and in 2009 by approximately 16% to 2,740 mmcfe per day.  These are increases of 5% and 33%, respectively, over 2008 and 2009 production growth levels of 20% and 12% projected by the company last month.

In response to the strength of natural gas prices experienced during early March, the company added to its 2008 and 2009 natural gas hedging position and began to hedge a portion of its expected production in 2010.

Chesapeake currently has hedged, using swaps, approximately 71%, 40% and 12% of its expected 2008, 2009 and 2010 natural gas production at average NYMEX prices of $8.77, $9.13 and $9.34 per mcf, respectively.  Additionally, the company has hedged, using collars, approximately 6% of its expected 2008 and 2009 natural gas production at an average NYMEX floor price of $7.88 per mcf and an average NYMEX ceiling price of $9.64 per mcf in 2008 and an average NYMEX floor price of $8.22 per mcf and an average NYMEX ceiling price of $10.70 per mcf in 2009.  Depending on changes in oil and natural gas futures markets and management’s view of underlying oil and natural gas supply and demand trends, Chesapeake may either increase or decrease its hedging positions at any time in the future without notice.

Company Revises Capital Funding Plans Due to New Discoveries
and Increased Capital Expenditure Budgets

Chesapeake believes the combination of developing the new discoveries and projects announced today, increasing drilling activity levels to accelerate the development of existing plays, and the higher cost of acquiring leasehold in some of the company's most important plays creates the need for an increase in the company's capital expenditures.

The company had planned to fund its 2008 and 2009 capital expenditures through cash flow from operations, borrowings under its revolving credit facility, and from previously announced producing property monetizations and the sale of a minority interest in a private partnership for the company’s midstream assets.  These initiatives remain on track for completion in the second quarter of 2008, although it is possible that current uncertainty in the financial markets could impact this timing.  Considering that uncertainty and the increasing number of upside growth opportunities available, the company now expects to fund some or all of these additional expenditures through the public capital markets.  Although a departure from its previously announced plans, Chesapeake believes that the potential incremental financial returns available from its increased capital spending will far exceed the expected capital costs.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented “We are very excited to announce our Haynesville Shale discovery and our seven other new unconventional gas discoveries and oil projects.  We are proud of our collection of high-quality, growth-oriented onshore U.S. assets and as competitive conditions allow, we will provide investors with more information about our existing, emerging and new plays.

“We believe we must invest the necessary capital to more fully capture the upside of our new opportunities.  We remain focused on per-share value creation and we believe our shareholders will benefit from our increased investments in these new discoveries and projects and in our most important existing plays.”

Conference Call Information

A conference call to discuss this release has been scheduled for Tuesday, March 25, 2008 at 9:00 a.m. EDT.  The telephone number to access the conference call is 913-981-5557 or toll-free 888-677-8775. The passcode for the call is 2609304.  We encourage those who would like to participate in the call to dial the access number between 8:50 and 8:55 a.m. EDT.  For those unable to participate in the conference call, a replay will be available for audio playback from noon EDT on March 25, 2008, and will run through midnight EDT on Tuesday, April 8, 2008. The number to access the conference call replay is 719-457-0820 or toll-free 888-203-1112. The passcode for the replay is 2609304.  The conference call will also be webcast live on the Internet and can be accessed by going to Chesapeake’s website at www.chk.com and selecting the “News & Events” section.  The webcast of the conference call will be available on our website for one year.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include estimates of oil and natural gas reserves, expected oil and natural gas production and future expenses, planned capital expenditures for drilling, leasehold acquisitions and seismic data, and statements concerning anticipated cash flow and liquidity, business strategy and other plans and objectives for future operations. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

Factors that could cause actual results to differ materially from expected results are described in “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the U.S. Securities and Exchange Commission on February 29, 2008.  These risk factors include the volatility of oil and natural gas prices; the limitations our level of indebtedness may have on our financial flexibility; our ability to compete effectively against strong independent oil and natural gas companies and majors; the availability of capital on an economic basis to fund reserve replacement costs; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and the amount and timing of development expenditures; uncertainties in evaluating oil and natural gas reserves of acquired properties and associated potential liabilities; unsuccessful exploration and development drilling; declines in the values of our oil and natural gas properties resulting in ceiling test write-downs; lower prices realized on oil and natural gas sales and collateral required to secure hedging liabilities resulting from our commodity price risk management activities; the negative impact lower oil and natural gas prices could have on our ability to borrow; drilling and operating risks, including potential environmental liabilities; production interruptions that could adversely affect our cash flow; and pending or future litigation.

Our production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity.  Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

The SEC has generally permitted oil and natural gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  We describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines may prohibit us from including in filings with the SEC.  These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the company. While we believe our calculations of unproved drillsites and estimation of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third-party engineers or appraisers.

Chesapeake Energy Corporation is the largest independent and third-largest overall producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chk.com.